SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934


                              CKE Restaurants, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                     Common Stock, par value $0.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    12561E105
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                September 8, 2005
             (Date of Event Which Requires Filing of this Statement)

Check the following box to designate the rule pursuant to which this Schedule is filed:

     |_| Rule 13d-1(b)
     |X|  Rule 13d-1(c)
     |_| Rule 13d-1(d)

     * The remainder of this cover page shall be filled out for reporting person's initial filings on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosure provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

                                  SCHEDULE 13G
--------------------------                             -------------------------
CUSIP NO. 12561E105                                       Page 2 of 8 Pages
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     NAME OF REPORTING PERSON
     Jason Ader
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
  1
--------------------------------------------------------------------------------
     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) |_|
                                                                (b) |_|
  2
--------------------------------------------------------------------------------
     SEC USE ONLY

  3
--------------------------------------------------------------------------------
     CITIZENSHIP OR PLACE OF ORGANIZATION

  4  United States
--------------------------------------------------------------------------------
                             SOLE VOTING POWER

                                5     0
          NUMBER OF          ---------------------------------------------------
            SHARES           SHARED VOTING POWER
         BENEFICIALLY
           OWNED BY             6     3,251,475
             EACH            ---------------------------------------------------
           REPORTING         SOLE DISPOSITIVE POWER
            PERSON
             WITH               7     0
                             ---------------------------------------------------
                             SHARED DISPOSITIVE POWER

                                8     3,251,475
--------------------------------------------------------------------------------
     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

  9  3,251,475
--------------------------------------------------------------------------------
     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES   |_|

 10
--------------------------------------------------------------------------------
     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

 11  5.5%
--------------------------------------------------------------------------------
     TYPE OF REPORTING PERSON*

 12  IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13G
--------------------------                             -------------------------
CUSIP NO. 12561E105                                       Page 3 of 8 Pages
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
     NAME OF REPORTING PERSON
     Hayground Cove Asset Management LLC
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) N/A
  1
--------------------------------------------------------------------------------
     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) |_|
                                                                (b) |_|
  2
--------------------------------------------------------------------------------
     SEC USE ONLY

  3
--------------------------------------------------------------------------------
     CITIZENSHIP OR PLACE OF ORGANIZATION

  4  Delaware
--------------------------------------------------------------------------------
                             SOLE VOTING POWER

                                5     0
          NUMBER OF          ---------------------------------------------------
            SHARES           SHARED VOTING POWER
         BENEFICIALLY
           OWNED BY             6     3,251,475
             EACH            ---------------------------------------------------
           REPORTING         SOLE DISPOSITIVE POWER
            PERSON
             WITH               7     0
                             ---------------------------------------------------
                             SHARED DISPOSITIVE POWER

                                8     3,251,475
--------------------------------------------------------------------------------
     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

  9  3,251,475
--------------------------------------------------------------------------------
     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES   |_|

 10
--------------------------------------------------------------------------------
     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

 11  5.5%
--------------------------------------------------------------------------------
     TYPE OF REPORTING PERSON*

 12  HC
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13G
--------------------------                             -------------------------
CUSIP NO. 12561E105                                       Page 4 of 8 Pages
--------------------------------------------------------------------------------
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     NAME OF REPORTING PERSON
     Hayground Cove Fund Management LLC
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) EIN: 81-0587515
  1
--------------------------------------------------------------------------------
     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) |_|
                                                                (b) |_|
  2
--------------------------------------------------------------------------------
     SEC USE ONLY

  3
--------------------------------------------------------------------------------
     CITIZENSHIP OR PLACE OF ORGANIZATION

  4  Delaware
--------------------------------------------------------------------------------
                             SOLE VOTING POWER

                                5     0
          NUMBER OF          ---------------------------------------------------
            SHARES           SHARED VOTING POWER
         BENEFICIALLY
           OWNED BY             6     3,251,475
             EACH            ---------------------------------------------------
           REPORTING         SOLE DISPOSITIVE POWER
            PERSON
             WITH               7     0
                             ---------------------------------------------------
                             SHARED DISPOSITIVE POWER

                                8     3,251,475
--------------------------------------------------------------------------------
     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

  9  3,251,475
--------------------------------------------------------------------------------
     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES   |_|

 10
--------------------------------------------------------------------------------
     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

 11  5.5%
--------------------------------------------------------------------------------
     TYPE OF REPORTING PERSON*

 12  HC
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                          Page 5 of 8 Pages

Item 1(a).    Name of Issuer:

              This statement on Schedule 13G (this "Statement") relates to securities issued by CKE Restaurants, Inc. (the "Issuer").

Item 1(b).    Address of Issuer's Principal Executive Offices:

              The principal executive office of the Issuer is 6307 Carpinteria Avenue, Suite A, Carpinteria, California 93013.

Item 2(a).    Name of Person Filing:

              This Statement is being filed by (i) Jason Ader, an individual;
              (ii) Hayground Cove Asset Management LLC, a Delaware limited liability company ("HCAM"); and (iii) Hayground Cove Fund Management LLC, a Delaware limited liability company ("HCFM" and, together with Mr. Ader and HCAM, the "Reporting Persons").

Item 2(b).    Address of Principal Business Office:

              The principal business address and principal office address of each of the Reporting Persons is 1370 6th Avenue, New York, New York 10019.

Item 2(c).    Citizenship:

              Mr. Ader is a United States citizen.

Item 2(d).    Title of Class of Securities:

              This Statement relates to common stock, $0.01 par value per share of the Issuer (the "Common Stock").

Item 2(e).    CUSIP Number:

              The CUSIP number relating to the Common Stock is 12561E105.

Item 3. If this statement is filed pursuant to SS.SS.240.13d-1(b) or 240.13D-2(b) or (c), check whether the person filing is a:

              Not applicable.

                                                          Page 6 of 8 Pages

Item 4.       Ownership:

              (a) Amount Beneficially Owned:

              As of September 8, 2005, each of Mr. Ader, HCAM and HCFM beneficially owned 3,251,475 shares of Common Stock.

              The Reporting Persons indirectly hold their shares of Common Stock. Mr. Ader is the sole member of HCAM, which in turn is the managing member of HCFM. In addition, HCFM serves as general partner of (i) certain Delaware limited partnership funds and (ii) Hayground Cove Associates LP, a Delaware limited partnership ("HCA"), an investment manager that provides investment and advisory services to certain offshore entities and individually managed accounts (the limited partnership funds, offshore entities and managed accounts collectively, the "Client Funds"). None of HCA or the Client Funds is deemed to be a reporting person.

              (b) Percent of Class:

              As of September 8, 2005, each of Mr. Ader, HCAM and HCFM beneficially owned 5.5% of the issued and outstanding shares of Common Stock.

              (c) Number of Shares as to which the Reporting Person has:

              As of September 8, 2005, each of Mr. Ader, HCAM and HCFM had the power to vote and to dispose of shares of Common Stock as follows:

                  (i)    Sole power to vote or to direct the vote: -0-
                  (ii)   Shared power to vote or to direct the vote: 3,251,475
                  (iii) Sole power to dispose or to direct the disposition of: -0-
                  (iv) Shared power to dispose or to direct the disposition of: 3,251,475

                                                          Page 7 of 8 Pages

Item 5.       Ownership of Five Percent or Less of a Class:

              Not applicable.

Item 6.       Ownership of More Than Five Percent on Behalf of Another Person:

              Except as stated elsewhere in Item 4 of this Statement, no other person has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares of Common Stock indirectly owned by the Reporting Persons.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person:

              Not applicable.

Item 8.       Identification and Classification of Members of the Group:

              See the Joint Filing Agreement among the Reporting Persons attached hereto as Exhibit A.

Item 9.       Notice of Dissolution of Group:

              Not applicable.

Item 10.      Certifications:

              By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                                          Page 8 of 8 Pages

                                    SIGNATURE

     After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certify that the information set forth in this Statement is true, complete and correct.

Dated:  September 19, 2005

                            By:   /S/ JASON ADER
                                  ----------------------------------------------
                                  Jason Ader


                            HAYGROUND COVE ASSET MANAGEMENT LLC


                            By:   /S/ JASON ADER
                                  ----------------------------------------------
                                  Jason Ader
                                  Sole Member


                             HAYGROUND COVE FUND MANAGEMENT LLC


                             By:   Hayground Cove Asset Management LLC,
                                   its Managing Member

                                   By:   /S/ JASON ADER
                                   ---------------------------------------------
                                         Jason Ader
                                         Sole Member

                                                                       EXHIBIT A

                                FILING AGREEMENT
                               BETWEEN JASON ADER,
                     HAYGROUND COVE ASSET MANAGEMENT LLC AND
                       HAYGROUND COVE FUND MANAGEMENT LLC


     The undersigned hereby agree that the Schedule 13G with respect to the Common Stock, $0.01 par value, of CKE Restaurants, Inc., dated as of even date herewith is and shall be filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.

Dated:  September 19, 2005

                                   By:   /S/ JASON ADER
                                   ---------------------------------------------
                                   Jason Ader


                                   HAYGROUND COVE ASSET MANAGEMENT LLC


                                   By:   /S/ JASON ADER
                                   ---------------------------------------------
                                   Jason Ader
                                   Sole Member


                                   HAYGROUND COVE FUND MANAGEMENT LLC


                                   By:   Hayground Cove Asset Management LLC,
                                         its Managing Member

                                         By:   /S/ JASON ADER
                                               ---------------------------------
                                               Jason Ader
                                               Sole Member